UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 17, 2009

ANTARES PHARMA, INC.
(Exact name of registrant specified in its charter)
Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ		08618
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code:	(609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2009, Antares Pharma, Inc. (the “Company”) entered into definitive subscription agreements (the “Subscription Agreements”) with certain institutional investors relating to the issuance and sale (the “Offering”) of 2,727,273 units (the “Units”), each Unit consisting of (i) one share of common stock of the Company (the “Common Stock”) and (ii) one warrant to purchase 0.4 of a share of Common Stock (for a total of 1,090,909 shares of Common Stock) at a purchase price of $1.10 per Unit. A copy of the form of subscription agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

The warrants will be exercisable beginning any time on or after the date six months following the date of closing of the Offering, expire on the fifth anniversary of the closing of the Offering and have an exercise price equal to $1.15 per share. The form of warrant to be issued to the purchasers of Units in connection with the Offering is included as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference.

The closing of the Offering is expected to take place on or about September 23, 2009, subject to the satisfaction of customary closing conditions. Net proceeds from the Offering are estimated to be approximately $2,925,000, after deducting estimated offering expenses payable by the Company.

The Units were registered under an existing shelf registration statement on Form S-3 (Registration No. 333-158630) which was declared effective by the Securities and Exchange Commission on May 6, 2009. The prospectus supplement describing the terms of the Offering will be filed with the Securities and Exchange Commission and a free writing prospectus was filed with the Securities and Exchange Commission on September 17, 2009. A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the Units in the Offering is attached as Exhibit 5.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 4.1	Form of Warrant.
Exhibit 5.1	Opinion of Morgan, Lewis & Bockius LLP.
Exhibit 10.1	Form of Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	September 18, 2009	By:	/s/ Paul K. Wotton
Name: Dr. Paul K. Wotton Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 4.1	Form of Warrant.
Exhibit 5.1	Opinion of Morgan, Lewis & Bockius LLP.
Exhibit 10.1	Form of Subscription Agreement.